Exhibit 10.13

SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this 3rd day of June, 2011, by and through the Board of Directors (Board) of The Washington Savings Bank, FSB, Bowie, Maryland, OTS Docket No. 08173 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director);

WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and

WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and

WHEREAS, based on its examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices and/or violations of law or regulation; and

WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified by the OTS in the October 12, 2010 Report of Examination (2010 ROE), the Association and the OTS have mutually agreed to enter into this Agreement; and

WHEREAS, on May 3, 2011, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.

NOW THEREFORE, in consideration of the above premises, it is agreed as follows:

Business Plan.

1.             By July 31, 2011, the Association shall submit a new business plan for the second half of calendar year 2011 and calendar year 2012 (Business Plan) that is acceptable to the Regional Director and that addresses all corrective actions in the 2010 ROE relating to the Association’s Business Plan.  Thereafter, the Association shall submit a new one (1) year Business Plan at least sixty (60) days prior to the end of each calendar year.  At a minimum, the Business Plan shall conform to applicable laws, regulations, and regulatory guidance and include:

(a)           plans and strategies to ensure capital is sufficient given the credit quality and other risks inherent in the Association’s balance sheet and operations;

(b)           methods by which additional capital will be raised if needed, including identifying the sources of such capital and timeframes for obtaining additional capital;

(c)           plans and strategies to improve asset quality, strengthen and improve earnings, and maintain appropriate levels of liquidity;

(d)           strategies for ensuring that the Association has the financial and personnel resources necessary to implement and adhere to the Business Plan;

(e)           quarterly pro forma financial projections (balance sheet, capital forecasts, and income statement) for each quarter covered by the Business Plan; and

(f)            identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Association.

2.             Upon receipt of written notification from the Regional Director that the Business Plan is acceptable, the Board shall adopt and ensure that the Association implements and adheres to the Business Plan.  A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

3.             Any material modifications(8) to the Business Plan must receive the prior written non-objection of the Regional Director.  The Association shall submit proposed modifications to the Regional Director at least forty-five (45) days prior to the proposed date of implementation of the proposed modifications.

4.             Within forty-five (45) days after the close of each calendar quarter, beginning with the calendar quarter ending September 30, 2011, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Quarterly Business Plan Variance Reports).  The Quarterly Business Plan Variance Reports shall:

(a)           identify material variances(9) in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b)           contain an analysis and explanation of identified variances; and

(c)           discuss the specific measures taken or to be taken to address identified variances.

5.             The Board’s review of the Quarterly Business Plan Variance Reports, including any corrective actions adopted by the Board, shall be fully documented in the Board meeting minutes.  A copy of the Quarterly Business Plan Variance Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within ten (10) days after the Board meeting.

Problem Assets.

6.             Effective immediately, the Association shall identify problem assets, including but not limited to:

(a)           conducting periodic asset quality reviews to identify problem assets and the appropriate classification of all assets;

(8)   A modification shall be considered material under this section of the Agreement if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a modification of more than twenty-five percent (25%) shall be deemed to be a material modification.

(9)   A variance shall be considered material under this section of the Agreement if the Association: (a) engaged in any activity that is inconsistent with the Business Plan; or (b) exceeded the level of any activity contemplated in the Business Plan or failed to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involved assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material variance.

(b)           conducting internal impairment analyses for all problem assets identified by the review required by subparagraph (a) above; and

(c)           estimating potential losses in identified problem assets and establishing the appropriate allowance for loan and lease losses (ALLL) for all classified assets, consistent with all applicable laws, regulations, and regulatory guidance.

7.             Within sixty (60) days, the Association shall prepare and adopt a detailed, written plan with specific strategies, targets, and timeframes to reduce(10) the Association’s level of criticized assets(11) (Problem Asset Plan).  At a minimum, the Problem Asset Plan shall require Management to prepare and submit for Board review individual written asset resolution plans for each criticized asset and delinquent loan or group of loans to the same borrower of Five Hundred Thousand Dollars ($500,000.00) or greater (Asset Resolution Plans).

8.             Within forty-five (45) days after the end of each calendar quarter, beginning with the quarter ending September 30, 2011, the Board shall review a quarterly written asset status report (Quarterly Asset Report).  The Quarterly Asset Report shall include, at a minimum:

(a)           the current status of all Asset Resolution Plans;

(b)           a detailed analysis of the calculation and adequacy of the Association’s ALLL levels and comparison of ALLL levels to the total level of classified assets;

(c)           a comparison of classified assets to core and risk based capital;

(d)           a comparison of classified assets at the current quarter end with the preceding quarter;

(e)           a breakdown of classified assets by type (residential, acquisition and development, construction, land loans, etc.);

(10) For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.

(11) The term “criticized assets” shall include all classified assets, assets designated special mention, all nonperforming assets and all delinquent loans, that are ninety (90) or more days delinquent.

(f)            an assessment of the Association’s compliance with the Problem Asset Plan; and

(g)           a discussion of the actions taken during the preceding quarter to reduce the Association’s level of criticized assets and delinquent loans.

9.             The Board’s review of the Quarterly Asset Reports, and any corrective actions adopted by the Board, shall be fully documented in the Board meeting minutes.  A copy of the Quarterly Asset Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within thirty (30) days after the Board meeting.

Allowance for Loan and Lease Losses.

10.           Within sixty (60) days, the Association shall revise its policies, procedures, and methodology relating to the timely establishment and maintenance of an adequate ALLL level (ALLL Policy) to address all corrective actions set forth in the 2010 ROE relating to ALLL.  The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance and shall:

(a)           incorporate the results of all internal loan reviews and classifications;

(b)           incorporate specific valuation allowance increases for impaired, collateral-dependent loans in the loss history for purposes of determining an appropriate allowance for pass loans pursuant to Statement of Financial Accounting Standards (SFAS) 5;

(c)           address the historical loan loss rates of the Association in compliance with regulatory guidance;

(d)           include an estimate of the potential loss exposure on each significant(12) credit;

(e)           require the stress testing of loss rates and delinquency rates to: (i) determine the sensitivity of the ALLL methodology to changes from primary inputs, and (ii) evaluate the appropriateness of the ALLL in a range of credit environments;

(12)  A credit shall be considered significant for the purposes of assessing, establishing, and maintaining an appropriate level of ALLL if it has (i) a current balance, or (ii) a current balance plus a committed amount, of Five Hundred Thousand Dollars ($500,000.00) or greater.

(f)            address the level and impact of the Association’s current concentrations of credit, including geographic concentrations; and

(g)           take into consideration current and prospective market and economic conditions.

11.           Effective immediately, the Association shall ensure that all impaired or otherwise troubled loans have updated appraisals or evaluations where needed and ensure that adequate fair values are determined and that losses are appropriately and timely recognized.  Fair values for impaired loans shall be updated on a periodic basis, as appropriate, in accordance with all applicable laws, regulations, and regulatory guidance.

12.           Within forty-five (45) days after the end of each quarter, beginning with the quarter ending September 30, 2011, the Association shall analyze the adequacy of the ALLL consistent with its ALLL Policy (Quarterly ALLL Report).  The Board’s review of the Quarterly ALLL Report, including, but not limited to, all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes.  Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its Thrift Financial Report (TFR) with the OTS.  A copy of the Quarterly ALLL Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within thirty (30) days after the Board meeting.

Liquidity Management.

13.           Within sixty (60) days, the Association shall revise its liquidity and funds management policies and procedures (Liquidity Management Policy) to address all corrective actions set forth in the 2010 ROE relating to liquidity and funds management.  The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance, including the Interagency Policy Statement on Funding and Liquidity Risk Management (March 17, 2010) (the Liquidity IPS).  The Liquidity

Management Policy shall incorporate a projected sources and uses of funds analysis that is consistent with the guidance set forth in the Liquidity IPS.

14.           The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:

(a)           alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient.  Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation; and

(b)           sources and uses of funds projections under various stress scenarios including, but not limited to, (i) falling below Prompt Corrective Action (PCA) well-capitalized status; (ii) restricted access to brokered deposits; (iii) restricted access to Federal Home Loan Bank (FHLB) borrowings; (iv) loss of uninsured deposits; and (v) limitations on deposit offering rates.

15.           Beginning on June 30, 2011, the Association shall submit to the Regional Director a quarterly written assessment of its current liquidity position (Liquidity Report).  The Liquidity Report shall be acceptable to the Regional Director and include an assessment of the Association’s compliance with its Liquidity Management Policy and Contingency Funding Plan.  At a minimum, the Liquidity Report shall include:

(a)           cash on hand;

(b)           a maturity schedule of certificates of deposit, including, but not limited to, large uninsured deposits, brokered deposits, and public funds deposits;

(c)           the volatility of deposits;

(d)           a listing of funding sources, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;

(e)           an analysis of the continuing availability and volatility of present funding sources;

(f)            an analysis of the impact of decreased cash flow from the Association’s loan portfolio resulting from delinquent and non-performing loans;

(g)           an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and

(h)           a schedule of deposit offering rates by type and maturity compared to national offering rates as published by the Federal Deposit Insurance Corporation.

16.           Within ten (10) days after receipt of communication from a Federal Home Loan Bank, Federal Reserve Bank, correspondent bank, or government agency with collateralized public unit deposits regarding changes in the Association’s borrowing and/or collateral requirements, the Association shall notify the Regional Director of such communication.

Brokered Deposits.

17.           Effective immediately, the Association is prohibited from increasing the dollar amount of brokered deposits(13) at the Association without receiving the prior written non-objection of the Regional Director.  The Association’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of acceptance of additional brokered deposits.

18.           Within sixty (60) days, the Association shall submit a detailed brokered deposit plan that is acceptable to the Regional Director covering July 1, 2011 through December 31, 2012 (Brokered

(13)         The term “brokered deposit” is defined at 12 C.F.R. § 337.6(a)(2).

Deposit Plan).  At a minimum, the Brokered Deposit Plan shall include:

(a)           a detailed description of the current level and composition of the Association’s brokered deposits, including the source of each deposit and its maturity date;

(b)           comprehensive cash flow and brokered deposit projections forecasting funding needs and sources for each calendar quarter covered by the Brokered Deposit Plan; and

(c)           detailed strategies to reduce the current level of brokered deposits, which shall include target dates and amounts.

19.           Upon receipt of written non-objection from the Regional Director, the Association shall implement and adhere to the Brokered Deposit Plan.  A copy of the Brokered Deposit Plan shall be provided to the Regional Director within twenty (20) days after the Board meeting.

20.           Any modifications to the Brokered Deposit Plan must receive the prior written non-objection of the Regional Director.  The Association shall submit any proposed modifications to the Regional Director at least forty-five (45) days prior to implementation of any modifications.

21.           Within forty-five (45) days after the close of each quarter, beginning with the quarter ending September 30, 2011, the Board shall review quarterly variance reports on the Association’s compliance with the Brokered Deposit Plan (Brokered Deposit Variance Reports).  A copy of the Brokered Deposit Variance Reports shall be provided to the Regional Director within twenty (20) days after the Board meeting.

Concentrations of Credit.

22.           Within thirty (30) days, the Association shall revise its written program for identifying, monitoring, and controlling risks associated with concentrations of credit (Concentration Program) to ensure that it addresses all corrective actions set forth in the 2010 ROE relating to concentrations of credit.  The Concentration Program shall comply with all applicable laws, regulations, and regulatory guidance and shall:

(a)           establish prudent concentration limits expressed as a percentage of Tier 1 (Core) Capital plus ALLL, and document the appropriateness of such limits based on the Association’s risk profile;

(b)           establish stratification categories of the Association’s concentrations of credit (e.g., nonresidential permanent loans, construction loans, acquisition and development loans) and establish enhanced risk analysis, monitoring, and management for each stratification category;

(c)           contain specific review procedures and reporting requirements, including written reports to the Board, designed to identify, monitor, and control the risks associated with concentrations of credit and periodic market analysis for the various property types and geographic markets represented in its portfolio; and

(d)           contain a written action plan, including specific time frames, for bringing the Association into compliance with its concentration of credit limits.

23.           Within sixty (60) days, the Association shall submit its Concentration Program to the Regional Director for review and comment.  Upon receipt of written notification from the Regional Director that the Concentration Program is acceptable, the Association shall implement and adhere to the Concentration Program.  The Board’s review of the Concentration Program shall be documented in the Board meeting minutes.

24.           Beginning with the quarter ending June 30, 2011, the Board shall review the appropriateness of the Association’s concentration limits given current conditions and the Association’s compliance with its Concentration Program.  The Board’s review of the Association’s Concentration Program shall be documented in the Board meeting minutes.  A copy of the Board meeting minutes shall be provided to the Regional Director within sixty (60) days after the end of each quarter, beginning with the quarter ending June 30, 2011.

Financial Recordkeeping and Reporting.

25.           Effective immediately, the Association shall ensure that its books and records and financial reports and statements are timely and accurately prepared and filed in compliance with generally accepted accounting principles and all applicable laws, regulations, and regulatory guidance including, but not limited to, 12 C.F.R. Part 562 and the TFR instructions.

26.           Effective immediately, the Association shall ensure that it maintains at all times books and records that are separate and distinct from those of its holding company, WSB Holdings, Inc., Bowie, Maryland, OTS Docket No. H-4468 (Holding Company).  The books and records for each legal entity shall accurately reflect and fully support the financial condition of the Association and the Holding Company respectively.

Reporting Deferred Tax Assets.

27.           Effective immediately, the Association shall take all necessary steps to properly report deferred tax assets on Item SC690 of Schedule SC and Item CCR133 of Schedule CCR of the Thrift Financial Report (TFR) in accordance with 12 C.F.R. §§560.160 and 567.12(h), OTS Thrift Bulletin 56, and SFAS 109.

Violations of Law.

28.           Within sixty (60) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2010 ROE are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.

Growth.

29.           Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

Directorate and Management Changes.

30.           Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers(14) set forth in 12 C.F.R. Part 563, Subpart H.

Dividends and Other Capital Distributions.

31.           Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance.  The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Employment Contracts and Compensation Arrangements.

32.           Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.

(14) The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

Golden Parachute and Indemnification Payments.

33.           Effective immediately, the Association shall not make any golden parachute payment(15) or prohibited indemnification payment(16) unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

(15) The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

(16) The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

Third Party Contracts.

34.           Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association(17) or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.

Transactions with Affiliates.

35.           Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3).

36.           Within sixty (60) days, the Association shall revise its transaction with affiliates policies to ensure that all transactions with an affiliate comply with all applicable laws, regulations, and regulatory guidance, including the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Board Oversight of Compliance with Agreement.

37.           Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Agreement and the completion of all corrective actions required in the 2010 ROE (Oversight Committee).  The Oversight Committee shall be comprised

(17) A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

of four (4) or more directors, the majority of whom shall be independent(18) directors.

38.           Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2011, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report).  The Compliance Tracking Report shall, at a minimum:

(a)           separately list each corrective action required by this Agreement and the 2010 ROE;

(b)           identify the required or anticipated completion date for each corrective action; and

(c)           discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

39.           Within forty-five (45) days after the end of each quarter, beginning with the quarter ending September 30, 2011, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Agreement.  Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board.  A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

40.           Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Agreement.  The Board shall review and adopt all

(18) For purposes of this Agreement, an individual who is “independent” with respect to the Association shall be any individual who:

(a)                                  is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;

(b)                                 does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;

(c)                                is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;

(d)                                 is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding 15 percent (15%) of the Association’s total Tier 1 (Core) capital; and

(e)                                  has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.

policies and procedures required by this Agreement prior to submission to the OTS.

Effective Date.

41.           This Agreement is effective on the Effective Date as shown on the first page.

Duration.

42.           This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

43.           Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

Submissions and Notices.

44.           All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

45.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS(19):
James G. Price, Regional Director
Attn: Robert A. Mitchell, Assistant Director
Office of Thrift Supervision
1475 Peachtree Street, NE
Atlanta, Georgia 30309
404.897.1861 (Facsimile)

(b)	To the Association:
Phillip C. Bowman, CEO
The Washington Savings Bank, FSB
4201 Mitchellville Road, Suite 200
Bowie, Maryland 20716
301.352.3121 (Facsimile)

No Violations Authorized.

46.           Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.

OTS Authority Not Affected.

47.           Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.

Other Governmental Actions Not Affected.

48.           The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 47 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

(19) Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, § 311, 124 Stat. 1520 — 21 (2010), all submissions, requests, communications, consents or other documents relating to this Agreement shall be directed to the Comptroller of the Currency, or to the individual, division, or office designated by the Comptroller of the Currency.

Miscellaneous.

49.           The laws of the United States of America shall govern the construction and validity of this Agreement.

50.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

51.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.

52.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

53.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.

Enforceability of Agreement.

54.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.

Signature of Directors/Board Resolution.

55.           Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement.  This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.  A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.

WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

[Remainder of this Page Intentionally Left Blank]

	THE WASHINGTON SAVINGS BANK, FSB		OFFICE OF THRIFT SUPERVISION
Bowie, Maryland

By:	/s/	By:	/s/
	William J. Harnett		James G. Price
	Chairman		Regional Director, Southeast Region

Date: See Effective Date on Page 1

	/s/		/s/
	Phillip C. Bowman		George Q. Conover
	Director		Director

	/s/		/s/
	Charles A. Dukes		Kevin P. Huffman
	Director		Director

	/s/		/s/
	Eric S. Lodge		Charles W. McPherson
	Director		Director

/s/
Michael J. Sullivan
Director